EXHIBIT 99.2

On March 4, 2015, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2014 Fourth Quarter and Year-End Financial Results Conference Call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press star one on your touchtone phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant.

Laura Guerrant:

Thank you, operator, and thank you for joining us for inTEST's 2014 fourth quarter and year-end financial results conference call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST Thermal Products segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segments.

Mr. Matthiessen will briefly review highlights from the fourth quarter and year-end as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the first quarter of 2015. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

OK. Thank you, Laura. I'd like to welcome everyone to our 2014 Fourth Quarter Conference Call. While Hugh will review the financial results in detail, I will review some of the highlights and will then discuss our markets and what we are seeing in our customer base.

What a difference a year makes. At this time last year, we were discussing the challenging industry conditions that had plagued the second half of 2013. Well, I think it's safe to say the capital equipment industry is never truly free of challenges, our results for 2014 were notably stronger than 2013 as we had forecast with business driven by strong demand and quote activity in the semiconductor, defense/aerospace and telecommunications industries.

2014 net revenues and earnings per share exceeded analyst consensus estimates. In addition, we exceeded analyst consensus estimates for both net revenue and net earnings per share for the fourth quarter.

Q4 bookings were $9 million compared with third quarter 2014 bookings of $10.6 million, and net revenues for the fourth quarter were $9.9 million compared with third quarter net revenues of $10.8 million. For the full year, 2014 bookings were $42.4 million compared with $38.4 million in 2013. And 2014 net revenues were $41.8 million compared with $39.4 million in 2013. Steady growth in the electronics industry is boosting semiconductor manufacturing, while innovations in semiconductor devices and the growing complexity of silicon chips is driving demand in the ATE industry.

For inTEST, we continue to see solid growth. For the full year, 2014 bookings and revenue increased 11% and 6%, respectively, compared with 2013, fueled by the momentum and strength of our business as well as the adoption of our new products from a wide range of customers.

On a year-over-year basis, 29% of 2014 bookings and 27% of net revenues were driven from non-semiconductor test. This compares with 27% for bookings and 28% of net revenues for the end of 2013. You may recall that at the end of 2013, June quarter, we revised the historical thermal bookings and revenue figures to include service, which had previously not been included.

We've discussed this a number of times in the past, but I think it bears repeating, especially given how volatile this sector can be. inTEST Corporation has demonstrated that during periods of cyclically declining revenues, the company is structured such that we can remain profitable, and the fourth quarter marked our 21st consecutive quarter of profitability. We have been profitable for five consecutive years. This is a metric we are very proud of. Very few large cap companies in this sector can make this claim, let alone our micro-cap peers. Five years of profitability is not only gratifying, it's a testament to the diligence and hard work of our entire organization.

Let me turn to the segments in which we operate, starting with Thermal Products. Our Thermal Products segment is our largest, most profitable and diversified division and is providing inTEST with significant growth opportunities in the future. Through the strategic diversification of our Thermal Products segment, we are creating new opportunities in industrial testing and broadening our end-market penetration. Our solutions are highly engineered and application-specific and often create or operate in extreme temperature environments. These thermal test systems are highly customizable and can be readily adapted, not only to our traditional semiconductor market, but also to electronics test applications in various growth markets, including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications.

Thermal segment bookings for the fourth quarter were $5.6 million compared with third quarter bookings of $6.5 million. Thermal segment revenues for the fourth quarter were $6.2 million compared with third quarter revenues of $5.9 million. For the full year, 2014 Thermal segment bookings were $24 million compared with 2013's bookings of $22 million. 2014 Thermal segment revenues were $23.4 million compared with $23 million for 2013.

Of particular note for the quarter, service bookings were up 11% compared to Q3 of 2014 and up 22% versus Q4 of 2013. This was our strongest Q4 service bookings in five years. We successfully passed factory acceptance and shipped two chillers for installation in the nuclear power facility, and we completed the first phase of development of a cryogenic liquid chiller for a major defense contractor. We expect the P.O. for the second phase of this multiphase development in the second quarter.

If we look at it by region, in Europe, our German operation reported its highest revenue quarter and highest revenue year in its 14-year history, and the first sales of two WindChill gas chillers were shipped to a new OEM integrator building production test systems for a major automobile supplier with more orders expected. Our European outlook is positive with January 2015 revenue led by strong semi and auto markets.

In North America, we received orders from a major defense contractor for highly customized chambers for use in their nuclear defense group. We also delivered the first custom chamber for use in an automated manufacturer of MEMS devices. This is fully integrated with the production test handler. If successful, this will create significant OEM business.

The outlook is also positive for North America with a strong semi market. Significant orders are expected from four major semi manufacturers. The defense market is also active with a major order expected from a defense contractor during the first quarter.

Turning to Asia. In October, we received an order for ten ATS-545 streams from a fiber optic manufacturer in Taiwan. It's the largest telecom order from that country to date. In Asia, the outlook continues to reflect the softness in their markets, particularly in the fiber optic segment of the telecom market. Our general outlook for Thermal business - for the Thermal business unit is positive with a healthy semi market and improved auto and mil/aero spending. This will be offset somewhat by the softness in Asia compounded by Chinese New Year shutdowns.

Turning to the Mechanical Products segments. Fourth quarter Mechanical Product bookings were $1.9 million compared with third quarter product bookings of $2.3 million. Mechanical sales were $2.0 million compared with $3.1 million in the third quarter. For the full year, 2014 Mechanical Product bookings were $11.4 million compared with $10.1 million for 2013. And 2014 Mechanical Products sales were $11.2 million compared with $10 million for 2013.

Highlights for the quarter included multiple orders from a major U.S. IDM for our new IntelliDOCK. Deliveries started at the end of Q3, but were mostly in Q4. This brings us to a total of 20-plus setups installed worldwide. The inTEST 4 cam version of Ultra Probe PIB direct docking hardware was proven in and accepted at a major IDM. They have since purchased multiple sets of this.

Our general outlook for the mechanical business is also positive. We see continued capacity growth from customers, and first quarter orders received so far are comparatively strong and broad based.

We have two major IDM projects, one to integrate IntelliDOCK to the Teradyne ETS-800 and the other for next-generation Cobal series for our large test heads - for larger test heads, I should say. We continue to forecast growth of our IntelliDOCK and accompanying interface with a major IDM anticipating 10 new setups in Q2 and 14 in Q3.

In our electrical segment, bookings for the fourth quarter were $1.5 million compared with $1.8 million for the third quarter. Q4 revenues were $1.7 million compared with $1.8 million in the third quarter. For the full year, 2014 electrical segment bookings were $7.2 million compared with $6.3 million for 2013. 2014 electrical segment revenues were $7.1 million compared with $6.5 million for 2013.

Fourth quarter electrical highlights included installation and successful testing of a new high pin count interface for a major domestic IDM that is built to be mechanically stable over a temperature range of negative 50 degrees centigrade to positive 150 degrees centigrade. Also, a domestic customer with a large Malaysian facility purchased multiple MDI setups for the Q4 expansion in Asia.

As with our other business units, our general outlook for the electrical business is positive. We just sold 12 new interfaces to a major subcontractor in Asia and we are developing a new interface for the Teradyne ETS-800 tester to run at extreme temperatures, again, from negative 50 degrees C to a plus 150 degrees C for a major IDM. And we expect to ship 10 Teradyne J750 prober interfaces to a new customer in Asia.

Before I turn the call over to Hugh, let me give some perspective for the markets we serve. We're growing inTEST on the base of our semiconductor business. We have increased our footprint in the thermal test solution area and serve a number of vertical markets outside of semi, which we have significant exposure to.

Technological forces are driving opportunity for inTEST that include the Internet of Things, pervasive connectivity with faster, lighter and smaller mobile devices fundamentally changing the way we live and work, improved efficiency that optimizes product's environmental impact and reliability to enhance confidence in new products, while reducing the cost of ownership.

Our technology-driven innovation will provide inTEST with significant growth opportunities in the future. Our long-term objective, of course, is to grow and transform this company into a broad-based thermal test solutions company, while continuing to supply our valued customers in the semi test arena.

Leveraging the strength of our semiconductor business, we have increased our footprint with the evolution of our non-semi thermal test solutions. We offer a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications. We believe the conditions for our long-term success remain firmly in place.

With that, I'd like to turn the call over to Hugh, who will provide a detailed review of Q4 numbers and discuss our guidance for the first quarter of 2015. Hugh?

Hugh Regan:

Thanks, Bob. Fourth quarter 2014 end-user net revenues were $9.4 million or 95% of net revenues compared with third quarter 2014 end-user net revenues of $9.9 million. OEM net revenues were $504,000 or 5% of net revenues, down from $894,000 or 8% for the third quarter of 2014.

As noted earlier, net revenues for markets outside of semiconductor tests were $3.4 million or 34% of net revenues compared with $3.6 million or 34% of net revenues in the third quarter. The company's gross margin for the fourth quarter was $5 million or 51% as compared with $5.2 million or 48% in the third quarter.

The improvement in the gross margin was the result of a reduction in our component material costs, which declined from 35.4% in the third quarter to 30.7% in the fourth quarter. This improvement was partially offset by an increase in our fixed manufacturing costs as a percentage of our net revenues, which increased from 14% of third quarter net revenues to 15% of fourth quarter net revenues. While these costs increased as a percentage of our net revenues sequentially, they actually declined $18,000 or 1% sequentially due to lower facility costs in the fourth quarter compared to the third.

The significant reduction in our consolidated component material costs in the fourth quarter was driven by a very favorable product mix in both our Mechanical and Electrical Products segments. Our Mechanical Products segment's component material cost decreased from 47.5% in Q3 to 36.3% in Q4, while our Electrical Products segment saw its component material costs decline from 37.3% in Q3 to 34.3% in Q4. The decrease in the component material costs in both segments was driven by changes in both product and customer mix. Our Thermal Products segment's component material costs remained steady at 28.3% for both Q3 and Q4.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense was $1.4 million for the fourth quarter compared to $1.5 million for the third quarter, a decrease of $45,000 or 3% sequentially. The decline was due to lower levels of sales commission expense resulting from reduced sales levels in the fourth quarter compared to the third quarter, partially offset by increased product warranty expenses in our Thermal Products segment.

Engineering and product development expense was $876,000 for Q4 compared to $894,000 for Q3, a decrease of $18,000 or 2%. The decrease was the result of reduced spending on patent legal costs, which were partially offset by increased product development expenses.

General and administrative expense for the fourth quarter was $1.6 million compared to $1.5 million for the third quarter, an increase of $22,000 or 1%. The increase was primarily driven by higher levels of administrative travel costs related to our strategic initiatives and increased audit costs. Other expense was $8,000 for the fourth quarter compared to $16,000 for the third quarter. We accrued income tax expense of $217,000 during the fourth quarter compared to $431,000 during the third quarter.

Our effective tax rate was 19% in the fourth quarter compared to 34% in the third quarter. The reduction in the effective tax rate was driven by two factors - the fourth quarter approval of the U.S. R&D tax credit and our recording of the year-to-date impact of that credit, as well as the recording of a reduction in the valuation allowance we carry against our German deferred tax asset.

At December 31, 2014, our deferred tax assets were $1.4 million, unchanged from the level at September 30th, and our remaining net loss carryforward at December 31 was $111,000 for domestic state and $1.5 million foreign related to our German operation.

Fourth quarter net income was $959,000 or $0.09 per diluted share compared with third quarter net income of $837,000 or $0.08 per diluted share. Average shares outstanding were 10,481 at December 31.

Amortization and depreciation expense was $216,000 for the fourth quarter, and EBITDA was $1.4 million for the fourth quarter, down from $1.5 million in EBITDA for the third quarter. EBITDA for all 2014 was $5.8 million compared to $4.8 million for 2013.

Consolidated headcount at the end of December, which includes temporary staff, was 130, the same level we had at September 30.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the third quarter were $23.1 million, up $3 million from September 30 and up $4.1 million during all of 2014. We currently expect cash and cash equivalents to increase throughout 2015.

Accounts receivable decreased during the quarter by $2.5 million to $5 million at December 31. The reduction was driven by strong collections during the fourth quarter. Inventory was unchanged at $3.8 million at December 31, and capital expenditures during the fourth quarter were to $295,000, down from $112,000 in the fourth quarter and primarily represented additions to the lease systems in our Thermal Products segment.

For 2014, capital expenditures totaled $831,000, almost doubled from the level in 2013. We currently expect capital expenditures for 2015 to be consistent with those in 2014.

Bob provided consolidated and segment booking data earlier in the call. The backlog at the end of December was $3.8 million, down from $4.7 million at the end of September.

In terms of our financial outlook, as noted in our earnings release, based upon the normal seasonality we see each year in our business, we expect that net revenue for the quarter ended March 31, 2015, will be in the range of $9 million to $10 million, with net earnings ranging from breakeven to $0.04 per diluted share.

As I noted in our earnings release, we currently expect that our Q1 2015 product mix will be less favorable than the very favorable product mix we experienced in the fourth quarter of 2014, and that the first quarter gross margin will range from 44% to 46%. Operator, that concludes...

Robert Matthiessen:

I'm going to stop him from concluding because we have a correction to make.

Hugh Regan:

OK.

Robert Matthiessen:

Outstanding shares, you gave in thousands, that's in millions.

Hugh Regan:

Outstanding shares was 10,481,000. Thank you.

Robert Matthiessen:

OK.

Hugh Regan:

Operator, that concludes our formal remarks at this point and we can now take questions.

Operator:

The floor is now open for your questions. If you would like to ask a question, please press star one on your telephone keypad. Again, please press star one.

Your first question comes from Srini Sundararajan of Summit Research.

Srinivasan Sundararajan:

Hi guys.

Robert Matthiessen,
Hugh Regan:

Hi, Srini.

Srinivasan Sundararajan:

Yes. Just wanted to ask - yes, hi, again. My first question is, how do you see 2015 going forward? I'm not asking you for guidance specifically, but how would you characterize 2015 in terms of what opportunities that you see and how you can maximize those opportunities within - like within the expected seasonality and stuff like that?

Robert Matthiessen:

Srini, this is Bob. We see 2015, in our opinion, as being modestly better than 2014. I would guess numbers. I'm just throwing numbers out, 4%, 5%, 6% improvement, I would think, in our existing businesses. And to try to drive that a little harder, we have some new products coming out, which we always do and so we could possibly exceed the normal growth rate that we see there. And of course, as you are aware, we also are pursuing some M&A activities. And at some point, some day in the future, they should finally pan out and give us a boost. So all of those things will be working for us, I think, as we go through 2015.

Srinivasan Sundararajan:

OK. And as a quick follow-up. What would be the M&A criteria, like traditionally it needs to be accretive? And what are the criteria that you have in mind? Does it have to be geographically contiguous to you?

Hugh Regan:

OK. Yes, Srini, this is Hugh. Clearly, we're looking for accretive acquisitions. We're focused on thermal technologies primarily that would complement our existing thermal technologies. We are looking to possibly fill in some holes we have in our product lineup in the thermal side, which are humidity and vibration, so we might be looking in those areas as well. But at the same time, we may be opportunistic and look at some other technologies that are not thermally oriented, but are broader test technologies. Again, everything would be accretive.

As far as company size, we're looking at companies with revenues ranging from $15 million to $30 million. And I guess, that's probably all the criteria I can think of at this point.

Geographically, I know you would ask about that, we're looking primarily in the U.S. at this point, but we'd be willing to consider things overseas as well.

Srinivasan Sundararajan:

OK. You're so generous with your answer. Thank you.

Hugh Regan:

You're welcome.

Operator:

Your next question comes from Les Sulewski of Sidoti & Company.

Les Sulewski:

Hey, guys, thanks for taking my call.

Hugh Regan:

Hey, Les.

Les Sulewski:

So looking first, Hugh, perhaps this one is for you, how sustainable are the reductions of component costs moving forward?

Hugh Regan:

Well, as I think I hope I pointed out in this call, the Q4 component material cost is - it was a real low point. I mean, we've had that a few times in my experience as CFO. We had it a few years ago in the June quarter. And we actually had a 53% margin in that particular quarter because it was a strong revenue quarter were our fixed manufacturing costs also had gone down as a percentage of revenues.

As we've guided in the first quarter of this year, we're sort of going to, I would say, the opposite end of the spectrum, but a very unfavorable mix, driven primarily by, for instance, in our mechanical segment's significant shipments of manipulators with a contribution margin of between 25% and 30% incrementally, which drives down the overall margin. That's for the first quarter.

We provide guidance on a quarter-by-quarter basis, as you know. And is it possible that we'll have another quarter in 2015 that has a component material cost of between 30.5% and 31%? It's possible.

Again, it really does rely on what's happening not in just one product segment, but all three product segments. You had both mechanical and electrical with relatively low component material costs and our thermal group also stayed at a fairly low trend. And as I've said, for Q1, we see all three groups, unfortunately, heading in the other direction due to product and customer mix.

Les Sulewski:

I guess, just to build on that, was any of the costs associated to a stronger U.S. dollar, say, more favorable to you in this - at that point?

Hugh Regan:

We sell in U.S. dollars globally except in Europe where we do sell in euros. So I would say that the weak - or the strong dollar against the weak euro has caused us to book in Q3 and Q4 about $20,000 a quarter related to foreign currency translation losses. That's only part of the world where we really have that type of exposure. I don't see it as being significant for us or as significant for us in 2015. But clearly, I don't attempt to guess where currencies will trade ultimately at the end of the day.

Les Sulewski:

Sure. For the R&D tax credit, I guess, that's - is there something new?

Hugh Regan:

No, the credit's been there for a number of years. It's just the federal government doesn't bake it in. It's got to be reapproved by Congress, and Congress does not always act on this administrative issue when it should. So for instance, we had hoped that it would have been passed sooner in the year. It was passed in the fourth quarter. I believe they passed it at this point for just '13 and '14, so - and '15 as well. I'm just getting - I'm being told by my controller '15 as well. So we won't have this issue impacting us during this year.

But I must say permanently bake this into the tax code, we face this issue and we're not allowed to accrue the tax benefit until the quarter in which the tax legislation has been enacted, and it was enacted in the fourth quarter.

So the other thing impacting is just, for your information, is the reversal of a valuation allowance on our German tax assets as well, and they have both had about a comparable impact, I would say.

Les Sulewski:

And then - so then, I guess, as far as perhaps tax guidance for modeling terms, the normalized rate is the way to go with ...

Hugh Regan:

Yes, mid-30s. I would say we would have been mid-30s in Q4 had we not have those two items. We would have been right around 35%. So I think I would guide you to the mid-30s for 2015.

Les Sulewski:

OK. I guess, maybe this one might be for Bob. You guys enjoyed some nice steady growth, you mentioned, five years now. I mean, we all know that doesn't last forever. I mean, do see any downturn in the cycle? I mean, how do you look at the business at this point?

Robert Matthiessen:

Well it's different this time. It's going to be good forever. We, of course, see the cycles. The cycles are never going to stop. The only thing that's changed in the cycles is the duration of them. We used to go through a five-year cycle. Now it's down to a one-year cycle where we gradually build through the year to Q3, which is the peak quarter, and then things drop off again.

Hugh Regan:

Yes. And Les, one thing I might mention, just to jump in here, is that over the last five years, while we've been profitable, revenues have actually declined and then grown again. I mean, I'm just looking here, 2010 was $20 million - I mean, $46 million, 2011 was $47 million so you had growth in those two years. Your '12 and '13 that declined slightly, $43 million and then $39 million, and then we've started growing back up again in 2014. So ...

Robert Matthiessen:

And so you have a couple of curves going there.

Hugh Regan:

Yes. I think the important thing, as Bob noted in the call, was that we've been consistently profitable during this period. And there was a quarter in there where revenue dipped fairly low, if I recall. We had a breakeven quarter. So I think, as Bob talked about with a response earlier, we see moderate growth in our base business for - or in our existing business for next year and then whatever impact acquisitions could have for us when we're ultimately able to get one done.

Les Sulewski:

Great. Thanks guys. Thanks for helping that up, you know walking us through that. I guess, the other one would be stock. I mean, the stock is very, very cheap at this point. Half - more than half of the market cap is in cash. How do look at it from this point of view where you can maximize the shareholder value at this point? I mean, I don't think a share buyback is right, given the small flow. Maybe another dividend, if possible, or an M&A strategy, I know you've been searching for that. I just kind of want to get an idea of how do you look at the grown cash base and you put that into use.

Hugh Regan:

Well, we - as you know, Les, we've stated this many times on these calls, say that we are currently retaining our cash balances to grow through acquisition. We are very focused on that. We hope to be in a position to execute on something during 2015.

That said, the Board of Directors, if it is unable to ultimately execute on an acquisition plan, would look at other capital asset for our capital allocation strategies, including a buyback or a dividend. As you point out, a buyback is really somewhat counterintuitive with our low number of outstanding shares in small float and small trading volume. So I would think if our board were to do anything, it would probably be a dividend. But I think the greater - our board is more focused on growth and diversification of the company's cash flow stream and that would be best executed through acquisitions.

Les Sulewski:

OK, guys. Thank you so much.

Hugh Regan:

You're welcome.

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[Non-material closing remarks omitted]